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Exhibit 99.(a)(1)(A)

        PHARMACOPEIA, INC.

OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING OPTIONS
TO PURCHASE COMMON STOCK

NOVEMBER 21, 2008

THIS OFFER AND THE ASSOCIATED WITHDRAWAL RIGHTS EXPIRE ON
DECEMBER 22, 2008 AT 11:59 P.M., EASTERN STANDARD TIME,
UNLESS THIS OFFER IS EXTENDED

        In this Offer to Purchase (hereinafter, this "Offer" or this "Offer to Purchase"), Pharmacopeia, Inc. (the "Company," "Pharmacopeia," "we," "us" or "our"), is offering to purchase all outstanding options, whether vested or unvested, to purchase shares of Pharmacopeia common stock, par value $0.01 per share, in exchange for a cash payment of $0.20 per share of common stock issuable upon exercise of each such option. The options subject to this Offer are any and all options granted under our (i) Amended and Restated Pharmacopeia Drug Discovery, Inc. 2004 Stock Incentive Plan, or the 2004 Plan; (ii) Pharmacopeia, Inc. 2000 Stock Option Plan, or the 2000 Plan; (iii) Pharmacopeia, Inc. 1994 Incentive Stock Plan, as amended and restated as of October 6, 1995, or the 1994 Plan; and (iv) Pharmacopeia, Inc. 1995 Director Option Plan, or the 1995 Plan (collectively referred to as the Plans) that are outstanding on November 21, 2008 and on the expiration date of this Offer on December 22, 2008, or a later date if this Offer is extended. As of November 13, 2008, options to purchase up to 4,033,350 shares of our common stock were issued and outstanding under the Plans.

        We are making this Offer on the terms and subject to the conditions stated in this Offer document. You are not required to tender your options. Tendering your options means presenting them to Pharmacopeia for purchase on the terms of this Offer. If you choose to tender any of your outstanding options in response to this Offer, you must tender all outstanding options that you hold. Partial tenders pursuant to this Offer will not be accepted.

        We are making this Offer in connection with the expected merger of Margaux Acquisition Corp., or Margaux, a wholly owned subsidiary of Ligand Pharmaceuticals Incorporated, or Ligand, with and into Pharmacopeia pursuant to an Agreement and Plan of Merger, dated as of September 24, 2008, by and among Ligand, Margaux, Latour Acquisition, LLC, or Latour, and Pharmacopeia, or the Merger Agreement. Pharmacopeia will continue as the surviving corporation of the merger with Margaux, or Merger 1. Pharmacopeia will subsequently merge with and into Latour and Latour will continue as the surviving entity.

        This Offer is subject to the completion of Merger 1 as described in our definitive proxy statement filed with the Securities and Exchange Commission (referred to as the SEC) on November 17, 2008 as part of Ligand's Registration Statement on Form S-4 and available from the Internet website maintained by the SEC at www.sec.gov. If Merger 1 is not completed, any elections made under this Offer will be deemed ineffective, in which case all options will remain outstanding subject to their existing terms.

        If you do not participate in this Offer and do not agree to the cancellation of your outstanding options in exchange for the payment contemplated by this Offer, and Merger 1 is completed, (i) you will not receive any payment or other consideration for your outstanding options in connection with the completion of Merger 1, (ii) if you hold options granted under the 2000 Plan or the 2004 Plan, then you will continue to hold each of your outstanding options granted under those plans after completion of Merger 1, subject to the current terms and conditions of those options, except that each such option will be exercisable (or will become exercisable in accordance with its terms) for the applicable merger consideration instead of shares of Pharmacopeia common stock upon the payment of the applicable option exercise price and (iii) if you hold options granted under the 1994 Plan or the 1995 Plan, then each of your outstanding options granted under those plans that is not tendered in this Offer will, pursuant to the terms of the 1994 Plan or the 1995 Plan, as the case may be, be cancelled without consideration upon the completion Merger 1.

        For a discussion of the significant consequences of deciding not to participate in this Offer, see "Risks of Participating (or not Participating) in this Offer" beginning on page 8.

        If you wish to tender your outstanding options according to the terms of this Offer, you must properly complete and sign the accompanying Letter of Transmittal in accordance with its instructions, and deliver the completed and signed Letter of Transmittal to Justin Vogel, Corporate Controller, at the Company either by (i) facsimile at fax number (609) 452-3672, (ii) email to jvogel@pcop.com or (iii) hand delivery or mail to Attn: Justin Vogel, Corporate Controller, Pharmacopeia, Inc., 3000 Eastpark Boulevard, Cranbury, New Jersey 08512. Your election must be received by the Company by 11:59 P.M., Eastern Standard Time, on December 22, 2008 (or a later time and date that we will specify if we extend the Offer period). If we do not receive your election by the Offer expiration time, you will be deemed to have rejected this Offer.

        All questions about the Plans or this Offer, or requests for assistance or for additional copies of any materials related to this Offer, should be made to Justin Vogel (email to jvogel@pcop.com or by phone to (609) 452-3645) or to Justin Vogel, Corporate Controller, in writing at Pharmacopeia, Inc., 3000 Eastpark Boulevard, Cranbury, New Jersey 08512.

IMPORTANT

        Although our Board of Directors has approved this Offer, neither Pharmacopeia nor our Board of Directors makes any recommendation to you as to whether you should tender your options. You must make your own decision whether to accept this Offer to purchase your outstanding options for the cash payment being offered.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO TENDER OR REFRAIN FROM TENDERING YOUR OUTSTANDING OPTIONS FOR CANCELLATION IN EXCHANGE FOR THE CASH PAYMENT BEING OFFERED PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO PURCHASE OR IN THE ACCOMPANYING FORMS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

        This Offer has not been approved or disapproved by either the SEC or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of this Offer or upon the accuracy or adequacy of the information contained in this Offer document. Any representation to the contrary is a criminal offense.

        Our common stock is quoted on The Nasdaq Global Market under the symbol "PCOP." On November 17, 2008, the closing price of our common stock as reported on The Nasdaq Global Market was $0.81 per share. You should obtain current market prices for our common stock before you decide whether to tender your outstanding options.

        We are not aware of any jurisdiction in which the making of this Offer is not in compliance with the laws of such jurisdiction. If we become aware of any jurisdiction in which the making of this Offer is not in compliance with such laws, we will make a good faith effort to comply with any such laws. If, after such good faith effort, we cannot comply with any such applicable laws, this Offer will not be made to, nor will Letters of Transmittal be accepted from or on behalf of, the holders residing in any such jurisdiction.

        Nothing in this document shall be construed to give any person the right to remain in our employ or to affect our right to terminate the employment of any person at any time with or without cause to the extent permitted under law (subject to the terms of any employment agreement). Nothing in this document should be considered a contract or guarantee of wages or compensation.

Offer to Purchase dated November 21, 2008

ii

 TABLE OF CONTENTS

I.	SUMMARY OF TERMS		1
II.	RISKS OF PARTICIPATING (OR NOT PARTICIPATING) IN THIS OFFER		8
III.	THE OFFER		10
	1.	General; Eligibility; Offer Expiration Time	10
	2.	Cash Payment for Options	12
	3.	Purpose	12
	4.	Procedures for Tendering Options	13
	5.	Withdrawal Rights	14
	6.	Acceptance of and Payment for Options	14
	7.	Extension of Offer; Termination; Amendment; Subsequent Offering Period	15
	8.	Material U.S. Federal Income Tax Consequences	16
	9.	Conditions to Completion of this Offer	16
	10.	Price Range of Common Stock Underlying Options	18
	11.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Options	19
	12.	Status of Options Acquired by Us in this Offer; Accounting Consequences of this Offer	20
	13.	Legal Matters; Regulatory Approvals	20
	14.	Fees and Expenses	20
	15.	Source and Amount of Consideration	20
	16.	Information Concerning Pharmacopeia, Inc.	20
	17.	Additional Information	21
	18.	Miscellaneous; Forward-Looking Statements	22

SCHEDULE A: Information Concerning Directors and Executive Officers of Pharmacopeia, Inc.

iii

 I. SUMMARY OF TERMS

Questions and Answers about this Offer

        The summary below answers some of the questions that you may have about this Offer. However, it is only a summary, and you should carefully read the remainder of this Offer to Purchase and the accompanying documents because they contain additional important information. We have included references to other sections of this Offer to Purchase where you can find a more complete description of the topics in this summary.

        This summary is presented in question-and-answer format. The questions and answers are grouped into the following categories:

  ☐
  How the Option Purchase Works

  ☐
  Duration of this Offer

  ☐
  How to Elect to Tender your Options

  ☐
  U.S. Federal Income Tax Considerations

  ☐
  How to Get More Information

How the Option Purchase Works

Q.
What is this Offer?

A.
Holders of outstanding options may decide to tender their outstanding options for a cash payment of $0.20 per share of common stock issuable upon exercise of each such option (referred to as the Cash Payment) during the period beginning at 12:01 A.M., Eastern Standard Time, on November 21, 2008 and ending at 11:59 P.M., Eastern Standard Time, on December 22, 2008, unless we extend this Offer.

Q.
Who may participate in this Offer?

A.
Participation in this Offer is voluntary. All holders of outstanding options to purchase shares of Pharmacopeia common stock are eligible to participate in this Offer, including any holder of outstanding options who is on a leave of absence from his or her employment relationship with Pharmacopeia and any former employee or director who holds options that have not expired as of 11:59 P.M., Eastern Standard Time, on December 22, 2008 (or, if we extend the Offer period, a later date we will specify). See "The Offer—1. General; Eligibility; Offer Expiration Time" and "The Offer—7. Extension of Offer; Termination; Amendment; Subsequent Offering Period." Each member of Pharmacopeia's current board of directors, including Dr. Joseph A. Mollica, chairman of the board of directors, has agreed to have all of his or her outstanding options cancelled for no consideration.

Q.
Which options may be tendered in this Offer?

A.
All outstanding options granted under the Plans, whether or not then vested, may be tendered in this Offer. If you tender any of your outstanding options, you must tender all of them. Partial tenders pursuant to this Offer will not be accepted. As of November 13, 2008, options to purchase up to 4,033,350 shares of our common stock were issued and outstanding under the Plans. Of these options, eligible options to purchase up to 3,956,061 shares of our common stock were outstanding and held by eligible holders. See "The Offer—1. General; Eligibility; Offer Expiration Time."

Q.
What is the Cash Payment?

A.
The Cash Payment is the right to receive an amount of $0.20 per share of common stock issuable upon exercise of such option.

Q.
How was the amount of my Cash Payment determined?

A.
In determining the amount of the Cash Payment, the Company valued the options taking into account a number of factors. As part of its analysis, the Company made use of the "Black-Scholes" option pricing model, which takes into consideration numerous factors including the recent trading range of the Company's common stock, an assumed stock price volatility ratio, as well as the exercise prices and remaining terms of each eligible option. The Company also took account of the aggregate potential Cash Payments in the context of the overall economics of the merger transaction and applied a reasonable discount based on the fact that participants will receive an immediate cash payment in exchange for the eligible options.

  To determine your Cash Payment, take the number of shares of common stock for which the outstanding options you hold are exercisable (whether or not then vested) and multiply it by the Cash Payment. The Company's determination as to the amount of your Cash Payment is final. You must make your own determination of the value to you of your outstanding options, and you are encouraged to consult with your own financial, accounting, tax and legal advisors. For a more detailed explanation of "Black-Scholes" and other additional information on the determination by us of your Cash Payment, see "The Offer—2. Cash Payment for Options."

Q.
When will I receive my Cash Payment?

A.
If all of the conditions to this Offer, including the completion of Merger 1, are satisfied or waived and you have tendered all of your outstanding options, then you will receive the Cash Payment described above in exchange for your cancelled options, less any withholding taxes, upon acceptance of the tendered options, which will occur promptly following the expiration date of this Offer. See "The Offer—6. Acceptance of and Payment for Options."

Q.
Can I forfeit any portion of my Cash Payment after receiving it?

A.
No. If you have elected to tender your outstanding options in connection with this Offer and did not rescind that election prior to the expiration date of this Offer, you may not forfeit your associated Cash Payment.

Q.
Why is the Company conducting this Offer?

A.
The Company is making this Offer pursuant to the requirements of the Merger Agreement we entered into with Ligand, Margaux and Latour on September 24, 2008. Subject to the satisfaction of the conditions set forth in the Merger Agreement, Margaux will merge with and into Pharmacopeia, with Pharmacopeia continuing as the surviving corporation. Pharmacopeia will subsequently merge with and into Latour, with Latour continuing as the surviving entity. Margaux and Latour were both formed by Ligand solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement. In connection with the transactions contemplated by the Merger Agreement, each outstanding share of Pharmacopeia common stock generally will be converted into the right to receive a portion of a share of Ligand common stock determined based on the volume weighted average of the closing prices of Ligand common stock over a twenty-day period.

  Pharmacopeia has agreed to make this Offer in order to provide optionholders with the ability to currently realize value with respect to their outstanding options by electing to receive cash in exchange for the cancellation of their options. All outstanding options granted under the 2000 Plan or the 2004 Plan that are not tendered in this Offer will continue to remain outstanding after completion of Merger 1 and all outstanding options granted under the 1994 Plan or the 1995 Plan that are not tendered in this Offer will, pursuant to the terms of the 1994 Plan or the 1995 Plan, as the case may be, be cancelled without consideration upon the completion of Merger 1. The risks of participating or not participating in this Offer are described in greater detail in the section of this Offer to Purchase titled "Risks of Participating (or not Participating) in this Offer." Any optionholder who does not participate in this Offer will not be entitled to receive the Cash Payment described in this Offer to Purchase for his or her outstanding options and will not receive any other payment or consideration for his or her outstanding options pursuant to the Merger Agreement.

Q.
Why should I consider participating in this Offer?

A.
Currently, you hold eligible options that represent your right to purchase shares of our common stock at a specified price, regardless of the actual market price of our common stock at the time of your purchase. The specified exercise price for your eligible options was the closing market price on the date the applicable option was granted. Due to subsequent fluctuations, the market price of a share of stock can be greater than, equal to or less than the specified exercise price of any option. When the market price is greater than the purchase price (otherwise known as an in-the-money option), you receive value from exercising the option, because you are able to buy the stock at a price less than the current value and could potentially sell the stock you receive for the higher price. When the market price is equal to or less than the purchase price (otherwise known as an out-of-the-money option), you would generally not exercise the option, since you would be able to purchase the same shares in the stock market at the same or lower price. All of the eligible options were out-of-the-money options on the date this Offer commenced.

  If you tender your eligible options for the Cash Payment and all other applicable conditions are met, you will receive a specific payment of cash following the expiration of this Offer. However, if you hold outstanding options granted under the 1994 Plan or the 1995 Plan, those options will be cancelled without consideration upon the completion of Merger 1, so if you do not tender those options in this Offer, you will receive nothing in respect of those options. If you hold outstanding options granted under the 2000 Plan or the 2004 Plan, if you do not tender those options in this Offer, following the completion of Merger 1, those options will be exercisable (or will become exercisable in accordance with their terms) for the applicable merger consideration instead of shares of Pharmacopeia common stock upon the payment of the applicable option exercise price. Therefore, the Cash Payment may or may not be more valuable to you than continuing to hold your eligible options in the future. This determination depends on a number of factors, principally the future performance of Ligand's common stock. To illustrate this, consider the following hypothetical situation:

  Assume that you hold an option to purchase 1,000 shares of our common stock with an exercise price of $5.00 per share at a time when the common stock is trading at $1.00 per share and the Company is offering a cash payment of $0.20 per share of common stock issuable upon exercise of each option. The amount of your Cash Payment would be $200 if you participated in this Offer. On the other hand, even if fully vested, your option has no currently realizable value to you because it is out of the money (i.e., the exercise price of the option ($5.00 per share) is greater than the price of the Company's common stock ($1.00 per share)).

  In evaluating this Offer, you should also keep in mind that the future performance of Ligand common stock and the value of your options will depend upon, among other factors, the overall economic environment, the performance of the overall stock market and companies in the biotechnology or pharmaceutical sectors, and the performance of the combined business after completion of Merger 1. Accordingly, there are risks associated with keeping your eligible options and deciding not to participate in this Offer or with accepting the applicable Cash Payment and participating in this Offer. For more information about these risks, see "Risks of Participating (or not Participating) in this Offer."

Q.
If I elect to tender my eligible options pursuant to this Offer to Purchase, do I have to tender all of my outstanding options or can I just tender some of them?

A.
You must tender all of your outstanding options for the Cash Payment if you want to tender any.

Q.
Can I participate in this Offer if a portion of my option award is vested and a portion remains unvested?

A.
Yes. All options that are outstanding and have not expired as of 11:59 P.M., Eastern Standard Time, on the expiration date of this Offer, regardless of whether such options are vested or unvested, may be tendered pursuant to this Offer. See "The Offer—1. General; Eligibility; Offer Expiration Time."

Q.
If I choose to participate in this Offer, what will happen to my options that will be tendered?

A.
Once we have accepted your outstanding options tendered pursuant to this Offer, your options will be cancelled and you will no longer have any rights under those options, other than the right to receive the Cash Payment. In the event the conditions to the completion of this Offer are satisfied, we intend to cancel all tendered options accepted pursuant to this Offer promptly following the expiration date of this Offer. See "The Offer—6. Acceptance of and Payment for Options."

Q.
What happens if I elect to tender my outstanding options but subsequently exercise some or all of my options prior to the expiration date of this Offer?

A.
If you tender your outstanding options pursuant to this Offer but subsequently exercise some or all of your outstanding options pursuant to their terms prior to the expiration date of this Offer, your election to tender will still be accepted but will no longer apply to your exercised options because this Offer only applies to options that are outstanding on the expiration date of this Offer. With respect to any shares of Pharmacopeia common stock that you receive in connection with the exercise of any options prior to completion of Merger 1, those shares subsequently will be converted into the right to receive the applicable merger consideration upon the completion of Merger 1. See "The Offer—3. Purpose."

Q.
Are there conditions to this Offer?

A.
Yes. This Offer is subject to the completion of Merger 1, which itself is subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement. This Offer is also subject to the satisfaction or waiver of other conditions, but it is not conditioned upon a minimum number of options being tendered. The conditions to completion of this Offer and a summary of the conditions set forth in the Merger Agreement are set forth in this Offer to Purchase. See "The Offer—9. Conditions to Completion of this Offer." Additional information regarding Merger 1 may be found in the definitive proxy statement of Pharmacopeia filed with the SEC on November 17, 2008 as part of Ligand's Registration Statement on Form S-4, which is incorporated by reference into this Offer to Purchase and may be accessed from the Internet website maintained by the SEC at www.sec.gov. See "The Offer—17. Additional Information."

Q.
What will happen to my outstanding options if I do not tender them in this Offer and Merger 1 occurs?

A.
If you hold options granted under the 1994 Plan or the 1995 Plan, then each of your options granted under the 1994 Plan or the 1995 Plan that is outstanding immediately prior to the effective time of Merger 1 and not tendered in this Offer will, pursuant to the terms of the 1994 Plan or the 1995 Plan, as the case may be, be cancelled without consideration upon completion of Merger 1. If you hold options granted under the 2000 Plan or the 2004 Plan, then each of your outstanding options granted under the 2000 Plan or the 2004 Plan that is not tendered in this Offer will remain outstanding after the completion of Merger 1, subject to the current terms and conditions of such option, except that each such option will be exercisable (or will become exercisable in accordance with its terms) for the applicable merger consideration instead of shares of Pharmacopeia common stock upon the payment of the applicable option exercise price. See "Risks of Participating (or not Participating) in this Offer." In either case, you will not be entitled to receive any payment described in this Offer for your outstanding options.

Q.
What happens if Merger 1 does not occur?

A.
If Merger 1 is not completed, all tenders of outstanding options pursuant to this Offer will be deemed ineffective, and all options will remain outstanding and subject to their current terms and conditions.

Duration of this Offer

Q.
How long will this Offer remain open?

A.
This Offer begins at 12:01 A.M., Eastern Standard Time, on November 21, 2008 and is scheduled to remain open until 11:59 P.M., Eastern Standard Time, on December 22, 2008 (or, if we extend the Offer period, a later date we will specify). We have no plans to extend this Offer beyond December 22, 2008. However, if we do extend this Offer, we will announce the extension no later than 9:00 A.M., Eastern Standard Time, on the next business day following the previously-scheduled expiration date.

Q.
When will tendered outstanding options be removed from the applicable Pharmacopeia stock option recordkeeping system?

A.
After you submit your Letter of Transmittal, your outstanding options will continue to appear in the applicable Pharmacopeia stock option recordkeeping system until the effective date of cancellation, which will occur upon acceptance of the options promptly following the expiration date of this Offer and the satisfaction of the conditions to this Offer. If you exercise any of your outstanding options during that period without first withdrawing your tender of your outstanding options, we will automatically withdraw the exercised portion of the options from your election, and you will not receive any payment pursuant to this Offer for the shares covered by the exercised portion of your options, as described above. The remainder of the options, if any, will continue to be included in your election to participate in this Offer unless you withdraw it prior to the expiration date in the manner described in this Offer to Purchase. See "The Offer—6. Acceptance of and Payment for Options."

How to Elect to Tender Your Options

Q.
What do I need to do to participate in this Offer?

A.
If you wish to tender your outstanding options according to the terms of this Offer, you must properly complete and sign the accompanying Letter of Transmittal in accordance with its instructions, and deliver the completed and signed Letter of Transmittal to Justin Vogel, Corporate Controller, at the Company either by (i) facsimile at fax number (609) 452-3672, (ii) email to jvogel@pcop.com or (iii) hand delivery or mail to Attn: Justin Vogel, Corporate Controller, Pharmacopeia, Inc., 3000 Eastpark Boulevard, Cranbury, New Jersey 08512. Your election must be received by the Company by 11:59 P.M., Eastern Standard Time, on December 22, 2008 (or a later time and date that we will specify if we extend the Offer period). If we do not receive your election by the Offer expiration time, you will be deemed to have rejected this Offer. See "The Offer—4. Procedures for Tendering Options."

Q.
What will happen if I do not turn in an executed Letter of Transmittal by the deadline?

A.
If we do not receive your executed Letter of Transmittal by the deadline, then you will retain your outstanding options as described in this Offer to Purchase. If you do not participate in this Offer and do not agree to the cancellation of your outstanding options in exchange for the payment contemplated by this Offer and Merger 1 is completed, (i) you will not receive any payment or other consideration for your outstanding options in connection with the completion of Merger 1, (ii) you will continue to hold each of your outstanding options that were granted under the 2000

  Plan or the 2004 Plan, subject to the current terms and conditions of those options, except that each such option will be exercisable (or will become exercisable in accordance with its terms) for the applicable merger consideration instead of shares of Pharmacopeia common stock upon the payment of the applicable option exercise price and (iii) each outstanding option that you hold that was granted under the 1994 Plan or the 1995 Plan will, pursuant to the terms of the 1994 Plan or the 1995 Plan, as the case may be, be cancelled without consideration upon completion of Merger 1.

Q.
What if I don't want to accept this Offer?

A.
You don't have to accept this Offer. Participation in this Offer is completely voluntary. If you do not wish to participate in this Offer, you do not need to take any action.

Q.
Can I change my election?

A.
Yes. To withdraw a previous tender of outstanding options pursuant to this Offer, you must complete and deliver the accompanying Election Withdrawal Notice to Justin Vogel, Corporate Controller, at the Company either by (i) facsimile at fax number (609) 452-3672, (ii) email to jvogel@pcop.com or (iii) hand delivery or mail to Attn: Justin Vogel, Corporate Controller, Pharmacopeia, Inc., 3000 Eastpark Boulevard, Cranbury, New Jersey 08512, in any event, before 11:59 P.M., Eastern Standard Time, on December 22, 2008 (or a later time and date that we will specify if we extend the Offer period). In addition, if we do not accept your Letter of Transmittal by January 21, 2009, you may withdraw the options tendered at any time after such date. Only Election Withdrawal Notices that are completed, signed, and actually received by Justin Vogel, Corporate Controller, pursuant to the acceptable forms of delivery described above by the deadline will be accepted. See "The Offer—5. Withdrawal Rights."

Q.
How should I decide whether to tender my outstanding options in this Offer?

A.
We understand that the decision whether to participate in this Offer is an important one. There may be significant consequences associated with not tendering your options in this Offer. The decision to participate in this Offer must be your own. We recommend that you consult with your own advisors to help determine if participation in this Offer is right for you. See "Risks of Participating (or not Participating) in this Offer" and "The Offer—3. Purpose."

Q.
What does Pharmacopeia and its board of directors think of this Offer?

A
Although the board of directors of Pharmacopeia has approved this Offer, neither Pharmacopeia nor its board of directors makes any recommendation as to whether you should participate in this Offer.

U.S. Federal Income Tax Considerations

Q.
What are the U.S. federal income and withholding tax consequences of payment of the Cash Payment?

A.
The Cash Payment will be treated as regular cash compensation. As such, you will recognize ordinary income in the year in which your Cash Payment is paid to you. The ordinary income resulting from your Cash Payment will be reported as taxable income to the Internal Revenue Service for the year in which the payment is made. At the time your Cash Payment is made, the Company will reduce your payment to reflect all required federal, state and local income and payroll tax withholdings and will remit those amounts to the appropriate tax or other authorities. "The Offer—8. Material U.S. Federal Income Tax Consequences."

Q.
Are there any other tax consequences to which I may be subject?

A.
Depending on where you live, there may be additional state or local tax imposed on your Cash Payment. You should consult with a tax advisor to determine the specific tax considerations and tax consequences relevant to your participation in this Offer.

How to Get More Information

Q.
What should I do if I have additional questions about this Offer to Purchase?

A.
If you have any other questions about this Offer to Purchase, you may direct them to Justin Vogel, Corporate Controller, by phone at (609) 452-3645 or by email at jvogel@pcop.com.

 II. RISKS OF PARTICIPATING (OR NOT PARTICIPATING) IN THIS OFFER

        In deciding whether or not to participate in this Offer, you should consider carefully, in addition to the other information contained in or incorporated by reference into this Offer to Purchase, the information appearing in our Annual Report on Form 10-K for the year ended December 31, 2007, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008 and our definitive proxy statement filed with the SEC on November 17, 2008 as part of Ligand's Registration Statement on Form S-4, each of which is incorporated into this Offer to Purchase by reference. See "The Offer—17. Additional Information." You also should consider the following significant consequences to non-participating optionholders when making a decision about whether to participate in this Offer. You should carefully consider these factors, and you are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in this Offer. In addition, we strongly urge you to read the sections in this Offer to Purchase discussing certain material tax consequences as well as the rest of this Offer to Purchase for a more in-depth discussion of this Offer.

If you do not participate in this Offer and Merger 1 is completed, you will not receive any payment or other consideration for your outstanding options in connection with the completion of Merger 1.

        Any optionholder who does not participate in this Offer will not be entitled to receive any payment described in this Offer to Purchase for his or her outstanding options and will not receive any other payment or consideration for his or her options pursuant to the Merger Agreement. Under the Merger Agreement, Pharmacopeia agreed to take all necessary action such that each option granted under the 1994 Plan or the 1995 Plan that is outstanding immediately prior to the effective time of Merger 1 and is not tendered in this Offer will be cancelled upon completion of Merger 1 without consideration. Any outstanding options granted under the 2000 Plan or the 2004 Plan that are not tendered in this Offer will remain outstanding after the completion of Merger 1, subject to the current terms and conditions of those options, except that each such option will be exercisable (or will become exercisable in accordance with its terms) for the applicable merger consideration instead of shares of Pharmacopeia common stock upon payment of the applicable option exercise price.

In order to exercise any option granted under the 2000 Plan or the 2004 Plan that is not tendered in this Offer, exercised or otherwise cancelled, following the completion of Merger 1, you will be required to pay the exercise price of the option.

        Any options granted under the 2000 Plan or the 2004 Plan that are not tendered in this Offer, exercised or otherwise cancelled prior to the effective time of Merger 1 will retain their current expiration dates and will terminate after any termination of employment with Pharmacopeia in the manner currently provided under the applicable Plans and other Company agreements governing such options. Moreover, if you were to exercise any of these options after the completion of Merger 1, you would be required to pay (i) your option exercise price and (ii) with regard to any nonqualified stock options, income and employment taxes applicable to your option spread.

The amount of the cash payment to be paid in this Offer for your options granted under the 2000 Plan or the 2004 Plan may be less than the net proceeds you would ultimately realize if you kept those options and exercised them some time in the future for the applicable merger consideration.

        The cash payment that you will receive in this Offer if you tender your options granted under the 2000 Plan or the 2004 Plan may or may not be more valuable to you than continuing to hold those options and exercising them in the future. Whether you would realize a greater amount by retaining such options and exercising them in the future, as compared to tendering them in this Offer, will depend primarily on the future market price of Ligand's common stock since following the completion of Merger 1 such options will be exercisable (or will become exercisable in accordance with their terms) for the applicable merger consideration instead of shares of Pharmacopeia common stock upon the payment of the applicable option exercise price. If the price of Ligand common stock rises sufficiently above the exercise price of such options before the date those options expire, terminate or are forfeited, your options granted under the 2000 Plan or the 2004 Plan might be worth more than the cash payment you could receive by participating in this Offer. On the other hand, if Ligand's stock price does not increase sufficiently before the date such options expire, terminate or are forfeited, you could have received greater benefit by tendering your options granted under the 2000 Plan or the 2004 Plan in this Offer. The cash payment that you receive in connection with this Offer will also be subject to income and employment-related taxes.

        There can be no assurances concerning the future performance of Ligand common stock, which will depend upon a number of factors, including the overall economic environment, the performance of the overall stock market and companies in the biotechnology or pharmaceutical sectors and the performance of the combined business. You can obtain free copies of the documents filed with the SEC by Ligand by going to Ligand's Investor Relations website at www.ligand.com.

The amount of the cash payment to be paid in this Offer may not accurately reflect the value of your options at the time of the cash payment.

        The Company determined the amount of the cash payment to be paid in this Offer after taking into account a number of factors. If a different model and/or different assumptions had been used, the amount to have been paid in this Offer for an option may have varied from the cash payment reflected in this Offer.

 III. THE OFFER

        The following information provides important additional details regarding the Offer.

1.
General; Eligibility; Offer Expiration Time

        Pharmacopeia hereby offers to purchase all outstanding options, whether vested or unvested, to purchase shares of Pharmacopeia common stock, par value $0.01 per share, in exchange for a cash payment of $0.20 per share of common stock issuable upon exercise of each option. We are making this Offer upon the terms and subject to the conditions described in this Offer to Purchase. This Offer is not conditioned upon a minimum number of outstanding options being tendered, but this Offer is subject to conditions, which we describe in "—9. Conditions to Completion of this Offer." These conditions include the completion of Merger 1 pursuant to the Merger Agreement. Merger 1 is subject to the prior satisfaction or waiver of conditions set forth in the Merger Agreement, which conditions we describe in "—9. Conditions to Completion of this Offer" of this Offer to Purchase. We expect to accept the tendered options promptly after the completion of Merger 1.

        If your outstanding options are properly tendered and are accepted, your outstanding options will be cancelled and you will be entitled to receive the Cash Payment. You will receive the Cash Payment, less applicable withholding taxes, promptly after the expiration of this Offer, which is currently scheduled to expire on December 22, 2008 (but may be extended as provided in this Offer to Purchase), and the satisfaction or waiver of other conditions. The Cash Payment will not be subject to any vesting conditions or otherwise be subject to forfeiture. An election to participate in this Offer does not in any way change any employee's status as an at-will employee or otherwise.

         Eligible Holders.    Only "eligible holders" may participate in this Offer. Eligible holders are those who hold outstanding options, whether or not vested, as of 11:59 P.M., Eastern Standard Time, on December 22, 2008, or a later date if this Offer is extended, including persons on an approved leave of absence during the Offer period and former employees and directors holding options that have not yet terminated or otherwise expired as of 11:59 P.M., Eastern Standard Time, on December 22, 2008, or a later date if this Offer is extended. All optionholders, including those on vacation or on leave during the Offer period, are subject to the same deadline to tender outstanding options reflected in this Offer to Purchase.

         Eligible Options.    We are offering to purchase only Pharmacopeia stock options that are "eligible options." "Eligible options" are stock options exercisable for Pharmacopeia common stock that:

  ☐
  were granted under any of the Plans; and

  ☐
  are outstanding (that is, were not previously exercised in full, have not expired or been terminated, forfeited or voluntarily cancelled) on November 21, 2008 and on the date this Offer expires.

        Eligible options include vested and unvested options, and incentive stock options as well as nonqualified stock options. The Company has sole authority to determine which stock option grants are "eligible options" under the Plans for purposes of this Offer. Each member of Pharmacopeia's current board of directors, including Dr. Joseph A. Mollica, has agreed to have all of his or her outstanding options cancelled for no consideration.

        If a stock option that you hold, whether vested or unvested, is exercised in full or expires or is terminated, forfeited or voluntarily cancelled before the date this Offer expires, whether because of termination of your employment or otherwise, that stock option will not be an "eligible option." Only stock options that have not been exercised in full and have not expired or been terminated, forfeited or cancelled, and that remain outstanding on the date this Offer expires will be "eligible options."

        Under the Plans, all vested and unvested stock options generally terminate when employment with the Company terminates, unless the terms of the stock option agreement or another Company agreement specifically provide otherwise. However, in certain circumstances, such as a termination of employment due to retirement, certain of the Plans may permit unvested options to continue to vest for a limited period of time following the termination of employment. In addition, in certain circumstances, such as a termination of employment due to death or disability, certain of the Plans may permit unvested options to fully vest. Furthermore, options that are vested at the time of termination of employment may, in certain circumstances, be exercisable for a limited period of time following the termination of employment. Each optionholder received an option agreement near the time the option was granted that specifies the effect of a termination of employment on vested and unvested options. If your employment has already been terminated, or is terminated prior to the expiration of this Offer, please review your option agreement, the Plans under which your options were granted, and any other Company agreements relating to your options to determine whether any of your options, following the termination of your employment, are "eligible options."

        As of November 13, 2008, options to purchase up to 4,033,350 shares of our common stock were issued and outstanding under the Plans. Of these options, eligible options to purchase up to 3,956,061 shares of our common stock were outstanding and held by eligible holders.

        If you would like to confirm your eligible options, you may email Justin Vogel, Corporate Controller, at jvogel@pcop.com to request this information.

        Please note that if your employment with the Company terminates before this Offer expires, the terms of your option agreements, the Plans and other applicable Company agreements will govern the impact of employment termination on your options.

        Tenders of options that do not qualify as "eligible options" will not be accepted. For example, if your employment terminates during the Offer period, your unvested options will generally terminate (whether or not they have been tendered) unless your option documents provide otherwise, and the Company will not accept any tenders of such terminated options. The Company's determination of eligibility of options for purchase under the Plan is final and binding on all parties.

        If you choose to participate in this Offer, you must tender all of your outstanding options. Partial tenders pursuant to this Offer will not be accepted.

         Offer Expiration Time.    This Offer begins at 12:01 A.M., Eastern Standard Time, on November 21, 2008 and is scheduled to remain open until 11:59 P.M., Eastern Standard Time, on December 22, 2008 (or, if we extend the Offer period, a later date that we will specify). We currently have no plans to extend this Offer beyond December 22, 2008. However, if we do extend this Offer, we will announce the extension by making a public announcement no later than 9:00 A.M., Eastern Standard Time, on the next business day following the previously-scheduled expiration date. See "—7. Extension of Offer; Termination; Amendment; Subsequent Offering Period" for a description of our rights to extend, delay, terminate and amend this Offer or to provide for a subsequent offering period.

        We will publish a notice if we decide to:

  ☐
  increase or decrease the Cash Payment for your eligible options; or

  ☐
  change the number or type of options eligible to be tendered in this Offer.

        If this Offer is scheduled to expire within ten business days after the date on which we notify you of such an increase, decrease or change, we will also extend this Offer for a period of at least ten business days after the date the notice is published.

        Without limiting the manner in which we may choose to make any public announcement, we currently intend to make announcements regarding this Offer by email and by making any appropriate filings with the SEC.

        A "business day" means any day other than a Saturday, a Sunday or U.S. federal holiday and consists of the time period from 12:01 A.M. through 12:00 A.M. (midnight) Eastern Standard Time.

2.
Cash Payment for Options

         Amount of Cash Payment.    The Company is offering a cash payment in the amount of $0.20 for each share of Pharmacopeia common stock issuable upon exercise of each eligible option.

         Valuation.    The amount to be paid for eligible options is based on a valuation of the eligible options before the start of this Offer.

        In determining the amount of the Cash Payment, the Company valued the options taking into account a number of factors. As part of its analysis, the Company made use of the "Black-Scholes" option pricing model, which takes into consideration numerous factors including the recent trading range of the Company's common stock, an assumed stock price volatility ratio, as well as the exercise prices and remaining terms of each eligible option. The Company also took account of the aggregate potential Cash Payments in the context of the overall economics of the merger transaction and applied a discount based on the fact that participants will receive an immediate cash payment in exchange for the eligible options.

3.
Purpose

        The Company is making this Offer pursuant to the requirements of the Merger Agreement we entered into with Ligand, Margaux and Latour on September 24, 2008. Subject to the satisfaction of the conditions set forth in the Merger Agreement, Margaux will merge with and into Pharmacopeia, with Pharmacopeia continuing as the surviving corporation. Pharmacopeia will subsequently merge with and into Latour, with Latour continuing as the surviving entity. Margaux and Latour were both formed by Ligand solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement. In connection with the transactions contemplated by the Merger Agreement, each outstanding share of Pharmacopeia common stock generally will be converted into the right to receive a portion of a share of Ligand common stock determined based on the volume weighted average of the closing prices of Ligand common stock over a twenty-day period.

        Pharmacopeia has agreed to make this Offer in order to provide optionholders with the ability to currently realize value with respect to their outstanding options by electing to receive cash in exchange for the cancellation of their options. Each of your outstanding options granted under the 2000 Plan or the 2004 Plan that is not tendered in this Offer will continue to remain outstanding after completion of Merger 1 and each of your outstanding options granted under the 1994 Plan or the 1995 Plan that is not tendered in this Offer will, pursuant to the terms of the 1994 Plan or the 1995 Plan, as the case may be, be cancelled without consideration upon the completion of Merger 1. The risks of participating or not participating in this Offer are described in greater detail in the section of this Offer to Purchase titled "Risks of Participating (or not Participating) in this Offer." Any optionholder who does not participate in this Offer will not be entitled to receive the Cash Payment described in this Offer to Purchase for his or her outstanding options and will not receive any other payment or consideration for his or her options pursuant to the Merger Agreement.

        While our board of directors has approved this Offer, neither we nor our board of directors make any recommendation as to whether you should tender or refrain from tendering your options in this Offer. You must make your own decision whether to tender your options in exchange for the Cash Payment being offered in this Offer. We cannot guarantee that you would not ultimately receive greater value from your options than we are offering in this Offer. In connection with this decision, we encourage you to read this entire Offer to Purchase, including the section of this Offer to Purchase entitled "Risks of Participating (or not Participating) in this Offer."

4.
Procedures for Tendering Options

        You may tender your options only as described in this Section 4. Tender by any other means will not be effective.

         Electing to Participate and Tender Options.    To participate in this Offer, you must tender eligible options before the expiration of this Offer. To tender your eligible options, you must properly complete and sign the accompanying Letter of Transmittal in accordance with its instructions, and deliver the completed and signed Letter of Transmittal to Justin Vogel, Corporate Controller, at the Company either by (i) facsimile at fax number (609) 452-3672, (ii) email to jvogel@pcop.com or (iii) hand delivery or mail to Attn: Justin Vogel, Corporate Controller, Pharmacopeia, Inc., 3000 Eastpark Boulevard, Cranbury, New Jersey 08512. Your election must be received by the Company by 11:59 P.M., Eastern Standard Time, on December 22, 2008 (or a later time and date that we will specify if we extend the Offer period).

        If we do not receive your election by the expiration time of this Offer, you will not participate in this Offer. In addition, each of your options granted under the 1994 Plan or the 1995 Plan that is outstanding immediately prior to the effective time of Merger 1 and is not tendered in this Offer will be cancelled upon completion of Merger 1 without consideration and each of your outstanding options granted under the 2000 Plan or the 2004 Plan that is not tendered in this Offer will remain outstanding after the completion of Merger 1, subject to the current terms and conditions of such option, except that each such option will be exercisable (or will become exercisable in accordance with its terms) for the applicable merger consideration instead of shares of Pharmacopeia common stock upon payment of the applicable option exercise price.

         Electing Not to Participate.    Participation in this Offer is voluntary. If you do not want to tender your options in this Offer, you do not need to do anything.

         Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.    We will determine all questions as to form, validity (including time of receipt), eligibility and acceptance of any tender of eligible options. Our determination of these matters will be final and binding on all parties. We may reject any or all tenders of eligible options that we determine were not properly effected or that we determine are unlawful to accept. Otherwise, we expect to accept all validly tendered eligible options that are not properly withdrawn. We may waive any defect or irregularity in any election with respect to any particular eligible options or any particular eligible holder. No eligible options will be treated as properly tendered until any defects or irregularities that we identify have been cured by the eligible holder tendering the eligible options or waived by us. Neither we nor any other person is obligated to give notice of receipt of any election or of any defects or irregularities involved in the purchase of any eligible options, and no one will be liable for failing to give notice of receipt of any election or any defects or irregularities.

         Our Acceptance Constitutes an Agreement.    Your election to tender your eligible options according to the procedures described above will constitute your acceptance of the terms and conditions of this Offer. Our acceptance of your eligible options that are properly tendered will form a binding agreement between you and us upon the terms and subject to the conditions of this Offer. When we accept your properly tendered options, the options automatically will be cancelled and rendered null and void and you, by tendering your eligible options, irrevocably release all of your rights with respect to the eligible options.

5.
Withdrawal Rights

        You may withdraw your election to tender eligible options only if you comply with the provisions of this Section 5.

        To withdraw your election to tender options in this Offer, you must complete and deliver the accompanying Election Withdrawal Notice to Justin Vogel, Corporate Controller, at the Company either by (i) facsimile at fax number (609) 452-3672, (ii) email to jvogel@pcop.com or (iii) hand delivery or mail to Attn: Justin Vogel, Corporate Controller, Pharmacopeia, Inc., 3000 Eastpark Boulevard, Cranbury, New Jersey 08512, in any event, before 11:59 P.M., Eastern Standard Time, on December 22, 2008 (or a later time and date that we will specify if we extend the Offer period). In addition, if we do not accept your Letter of Transmittal by January 21, 2009, you may withdraw the options tendered at any time after such date. Only Election Withdrawal Notices that are completed, signed, and actually received by Justin Vogel, Corporate Controller, pursuant to the acceptable forms of delivery described above by the deadline will be accepted. If we extend this Offer, you may withdraw your tender of eligible options at any time until the expiration of the extended deadline.

        Once you have withdrawn your tender of eligible options, you may not revoke that withdrawal. Rather, if you change your mind and decide you want to re-tender your eligible options after you have withdrawn them, you must again follow the election procedure described in Section 4 above before the expiration of this Offer.

        No withdrawal rights will apply to options tendered during a subsequent offering period, as described in Section 7 below. No withdrawal rights apply during a subsequent offering period with respect to eligible options tendered in this Offer and accepted for payment. See "—7. Extension of Offer; Termination; Amendment; Subsequent Offering Period."

        We will determine all questions as to the form and validity (including time of receipt) of withdrawals. Our determination of these matters will be final and binding on all parties. Neither we nor any other person is obligated to give you notice of any defects or irregularities in any withdrawal, and no one will be liable for failing to give notice of any defects or irregularities.

6.
Acceptance of and Payment for Options

         Acceptance.    If you are an eligible holder and validly tender eligible options that you do not withdraw from this Offer before the date this Offer expires, those options will be cancelled when we accept them for payment and you will no longer have any rights with respect to those options, other than the right to receive the Cash Payment.

         Timing of Acceptance.    Subject to our rights to extend, terminate and amend this Offer before the date this Offer expires, we will accept promptly after the expiration of this Offer all validly tendered eligible options that have not been properly withdrawn.

         Cash Payment.    The Company will pay you promptly after expiration of this Offer (including any extensions of the expiration date of this Offer) for properly tendered options that are not validly withdrawn and are accepted for payment, assuming all conditions to payment are satisfied or waived. Payments will either be made through the Company's payroll system or by check delivered directly to you. Payments will be made only to the person in whose name the tendered options are held, and you do not have the right to assign or transfer to another person your right to receive the Cash Payment due on our acceptance of your tendered options under this Offer.

        The Cash Payment generally will be taxable income to the eligible holder and will also be subject to tax withholdings. For information about applicable tax withholding requirements, see "—8. Material U.S. Federal Income Tax Consequences." No interest will accrue and no interest will be paid on any portion of the Cash Payment, regardless of when paid. The Cash Payment will not be subject to any vesting condition or otherwise subject to forfeiture.

        You may not defer the payment of your Cash Payment until a later date.

         Termination of Option Agreements.    Upon our acceptance of your eligible options that you tender in this Offer, the currently outstanding option agreements relating to the tendered eligible options automatically will be cancelled and rendered null and void and you, by tendering your eligible options, irrevocably release all of your rights thereunder.

7.
Extension of Offer; Termination; Amendment; Subsequent Offering Period

        We may at any time and from time to time extend the period of time during which this Offer is open and thereby delay accepting any eligible options tendered for purchase by publicly announcing the extension and giving oral, written or electronic notice of such extension to all holders of outstanding options.

        Before the expiration date of this Offer, we may postpone our decision of whether or not to accept and cancel any eligible options in our discretion. In order to postpone accepting and canceling, we must publicly announce the postponement and give oral, written or electronic notice of the postponement to the eligible holders. Our right to delay accepting eligible options is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act of 1934, as amended (which we refer to as the Exchange Act), which requires us to pay the consideration offered or return the tendered options promptly after we terminate or withdraw this Offer.

        Before the expiration date of this Offer, we may terminate this Offer if any of the conditions specified in Section 9 occurs. In such event, any tendered eligible options will continue to be held by the tendering eligible holder as if no tender had occurred. We will provide oral, written or electronic notice of any such termination to all holders of outstanding options.

        As long as we comply with applicable law, we reserve the right, in our discretion, to amend this Offer in any respect, including decreasing or increasing the amount of the Cash Payment or by changing the number or type of options eligible to be purchased in this Offer. If we extend the length of time during which this Offer is open, such extension will be announced no later than 9:00 A.M., Eastern Standard Time, on the next business day after the last previously scheduled or announced time for expiration of this Offer. Any amendment will be disseminated promptly to eligible holders in a manner reasonably designed to inform eligible holders of such change. Without limiting the manner in which we may choose to disseminate any amendment, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any amendment to this Offer other than to eligible holders.

        If we materially change the terms of this Offer or the information about this Offer, or if we waive a material condition of this Offer, we will extend this Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Exchange Act. Under these rules, the minimum period this Offer must remain open following material changes in the terms of this Offer or information about this Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we decide to take any of the following actions, we will publish notice of the action:

  ☐
  increase or decrease in the Cash Payment for your eligible options; or

  ☐
  change the number or type of options eligible to be tendered in this Offer.

        If this Offer is scheduled to expire within ten business days from the date we notify you of such an increase, decrease or change, we will also extend this Offer for a period of at least ten business days after the date the notice is published.

        After expiration of this Offer and acceptance of eligible options validly tendered in, and not withdrawn from, this Offer, we may, but are not obligated to, provide one or more subsequent offering periods. A subsequent offering period, if provided, will be an additional period of up to 20 business days beginning on the next business day following the date this Offer expires, during which eligible holders may tender, but not withdraw, any remaining eligible options and receive the Cash Payment. We will promptly accept and pay for all eligible options that are validly tendered by the expiration of the initial Offer period (subject to satisfaction or waiver of certain conditions), whether or not we provide a subsequent offering period. During a subsequent offering period, tendering eligible holders will not have withdrawal rights, and we will immediately accept and promptly pay for any eligible options validly tendered during the subsequent offering period.

        We do not currently intend to provide a subsequent offering period for this Offer, although we reserve the right to do so. If we elect to provide or extend any subsequent offering period, we will make a public announcement no later than 9:00 A.M., Eastern Standard Time, on the next business day following the date this Offer expires or date of termination of any prior subsequent offering period.

8.
Material U.S. Federal Income Tax Consequences

        The following summarizes the material U.S. federal income tax consequences of this Offer to you. Please note that the following is only a summary of the material U.S. federal income tax laws and regulations that apply to this Offer and does not address all possible tax aspects of transactions that may arise in connection with this Offer, including foreign, state or local tax consequences. The tax laws and regulations are complex and are subject to legislative changes. In addition, circumstances unique to certain individuals may change the usual income tax results.

        The cash to be paid for eligible options tendered in this Offer will be treated as regular cash compensation. As such, you will recognize ordinary income in the year in which the cash is paid to you. The ordinary income will be reported as taxable income to the Internal Revenue Service for you by Pharmacopeia for the year in which the payment is made. The amount of cash paid to you in exchange for eligible options tendered in this Offer will be reduced by all required federal, state and local income and payroll tax withholdings.

        There may be additional state or local tax imposed on your tender, and those consequences may vary based on where you live. You should consult with a tax advisor to determine the specific state or local tax considerations and tax consequences relevant to your participation in this Offer.

        You should consult your own tax advisor with respect to the tax consequences of participating in this Offer.

9.
Conditions to Completion of this Offer

         General Conditions.    We will not be required to accept any eligible options tendered if any of the events described below occurs. We may terminate or amend this Offer, or postpone our acceptance and cancellation of any eligible options tendered for purchase, if at any time on or after November 21, 2008 and on or before the date this Offer expires, we determine that any event described below has occurred that, in our reasonable judgment, makes it inadvisable for us to proceed with this Offer or to accept and cancel eligible options tendered for purchase. The events are:

  (a)
  Merger 1 does not occur and/or the Merger Agreement has been terminated;

  (b)
  there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this Offer or the acquisition of some or all of the eligible options tendered for purchase pursuant to this Offer;

  (c)
  there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this Offer or us, by any court or any authority, agency or tribunal that would or might directly or indirectly:

    (i)
    make the acceptance for purchase or the purchase of some or all of the eligible options elected for tender illegal or otherwise restrict or prohibit consummation of this Offer;

    (ii)
    delay or restrict our ability, or render us unable, to accept for purchase or to purchase eligible options for some or all of the eligible options tendered for purchase; or

    (iii)
    materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company; or

  (d)
  there shall have occurred:

  (i)
  any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

  (ii)
  the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory; or

  (iii)
  the commencement or escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States.

        These conditions are for our benefit. We may assert them at our discretion regardless of the circumstances giving rise to them before the expiration of this Offer. Other than the condition set forth in (a) above, we may waive them at any time and from time to time in our discretion. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, except that it will be deemed a waiver with respect to the particular facts and circumstances at issue. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 9 will be final and binding on all eligible holders.

         Conditions to Merger 1.    The obligations of Ligand, Margaux and Pharmacopeia to consummate and effect Merger 1 are subject to the satisfaction, at or prior to the effective time of Merger 1, of a number of conditions, including, among others, the following:

  (a)
  the Merger Agreement shall have been adopted by Pharmacopeia's stockholders;

  (b)
  no court or governmental or regulatory authority shall have enacted or issued any statute, rule, regulation or other order which is in effect and has the effect of making Merger 1 illegal or otherwise prohibiting consummation of Merger 1;

  (c)
  the Registration Statement on Form S-4 filed by Ligand shall have been declared effective by the SEC;

  (d)
  all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated early; and

  (e)
  the shares of Ligand common stock issuable pursuant to Merger 1 shall have been authorized for listing on The Nasdaq Global Market.

        In addition to the conditions above, the Merger Agreement provides that the obligations of Ligand and Margaux to consummate and effect Merger 1 are subject to the satisfaction, at or prior to the effective time of Merger 1, of the following conditions, among others:

  (a)
  subject to certain exceptions, as of the date of the Merger Agreement and the closing date, the representations and warranties of Pharmacopeia set forth in the Merger Agreement shall be true and correct, without regard to any materiality or material adverse effect qualifications contained therein, except as does not constitute a material adverse effect on Pharmacopeia;

  (b)
  Pharmacopeia shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under the Merger Agreement;

  (c)
  there shall not have occurred any change, circumstance, event or effect that has or is reasonably likely to have a material adverse effect on Pharmacopeia;

  (d)
  there shall not be any pending suit, action or proceeding asserted by any court or governmental or regulatory authority (i) challenging or seeking to restrain or prohibit the consummation of Merger 1 or (ii) seeking to require Ligand or Pharmacopeia or any subsidiary or affiliate to effect or agree to take any action which is reasonably likely to have a material adverse effect on Ligand, Pharmacopeia, or any of their respective affiliates;

  (e)
  Ligand shall have received an opinion from its tax counsel that the mergers, taken together, constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code; and

  (f)
  Ligand shall have received from Pharmacopeia (i) a certification dated as of the closing date and signed by a responsible corporate officer of Pharmacopeia, that Pharmacopeia is not, and has not been at any time during the applicable period, a United States real property holding corporation, as defined in Section 897(c)(2) of the Internal Revenue Code, and (ii) proof reasonably satisfactory to Ligand that Pharmacopeia has provided notice of such certification to the Internal Revenue Service.

        The Merger Agreement also provides that the obligation of Pharmacopeia to consummate and effect Merger 1 is subject to the satisfaction, at or prior to the effective time of Merger 1, of the following conditions, among others:

  (a)
  subject to certain exceptions, as of the date of the Merger Agreement and the closing date, the representations and warranties of Ligand and Margaux set forth in the Merger Agreement shall be true and correct, without regard to any materiality or material adverse effect qualifications contained therein, except as does not constitute a material adverse effect on Ligand;

  (b)
  Ligand and Margaux shall have performed or complied in all material respects with all agreements and covenants required to be performed by Ligand or Margaux under the Merger Agreement;

  (c)
  there shall not have occurred any change, circumstance, event or effect that has or is reasonably likely to have a material adverse effect on Ligand; and

  (d)
  Pharmacopeia shall have received an opinion from its tax counsel that the mergers, taken together, constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

        Either Ligand or Pharmacopeia may choose to waive the conditions to its obligation to complete Merger 1, provided that any such waiver is in compliance with applicable law.

        For additional information concerning Merger 1 and the Merger Agreement, you should refer to the definitive proxy statement of Pharmacopeia filed with the SEC on November 17, 2008 as part of Ligand's Registration Statement on Form S-4, which is incorporated by reference into this Offer to Purchase. See "—17. Additional Information."

10.
Price Range of Common Stock Underlying Options

        There is no established trading market for the eligible options. The securities underlying the eligible options are shares of our common stock. As of the date of this Offer to Purchase, our common stock trades on The Nasdaq Global Market under the symbol "PCOP."

        The following table presents the range of high and low closing sale prices per share of our common stock for the periods indicated as reported by The Nasdaq Global Market:

	High	Low
Year ended December 31, 2005
First Quarter	$6.06	$4.72
Second Quarter	$5.45	$4.00
Third Quarter	$4.15	$3.46
Fourth Quarter	$4.08	$3.03
Year ended December 31, 2006
First Quarter	$5.93	$3.60
Second Quarter	$6.47	$3.67
Third Quarter	$4.91	$3.70
Fourth Quarter	$4.57	$3.71
Year ended December 31, 2007
First Quarter	$5.69	$4.02
Second Quarter	$6.59	$5.05
Third Quarter	$5.99	$4.32
Fourth Quarter	$6.03	$4.21
Year ending December 31, 2008
First Quarter	$5.46	$3.44
Second Quarter	$4.44	$3.08
Third Quarter	$3.90	$1.19
Fourth Quarter (through October 31, 2008)	$1.52	$0.83

        As of November 17, 2008, the closing price of our common stock as reported by The Nasdaq Global Market was $0.81 per share.

        You should obtain current market prices for our common stock before you decide whether to tender your eligible options.

11.
Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Options

        A list of our directors and executive officers and the number of options beneficially owned by each of them as of November 13, 2008 is attached to this Offer to Purchase as Schedule A. For additional information regarding all agreements, arrangements and understandings with respect to any of our securities involving any of our directors and executive officers, see "The Mergers—Interests of Pharmacopeia's Executive Officers and Directors in the Mergers" in the definitive proxy statement of Pharmacopeia filed with the SEC on November 17, 2008 as part of Ligand's Registration Statement on Form S-4 and our other filings with the SEC that are referred to in this Offer to Purchase. See "—17. Additional Information." In addition, except as otherwise described or referred to above, neither we nor, to our knowledge, any of our executive officers or directors is a party to any agreement, arrangement or understanding with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

        As of November 13, 2008, our directors and executive officers as a group held eligible options to purchase an aggregate of up to 1,556,466 shares of our common stock. All of our directors and executive officers who hold eligible options are able to participate in this Offer. However, each member of Pharmacopeia's current board of directors, including Dr. Joseph A. Mollica, has agreed to have all of his or her outstanding options cancelled for no consideration.

        There have been no transactions in the Company's stock options during the past 60 days involving our directors and executive officers.

12.
Status of Eligible Options Acquired by Us in this Offer; Accounting Consequences of this Offer

        Eligible options that we purchase in this Offer will be cancelled immediately upon our acceptance of the tender of such options, which will occur promptly following the expiration date of this Offer. The underlying shares of common stock will not be available for the grant of new awards.

        The aggregate amount of the Cash Payments would be approximately $791,213 if all eligible options are purchased in this Offer. The aggregate amount of the Cash Payments made in exchange for eligible options will be charged to stockholders' equity to the extent that the amount does not exceed the fair value of the eligible options accepted for payment, as determined at the purchase date. The amount paid in excess of that fair value, as determined at the purchase date, will be recorded as compensation expense. For unvested options that are purchased, the amount of compensation cost measured at the grant date but not yet recognized will be recognized at the purchase date. Accounting for the exchange will be reflected on our consolidated financial statements for the quarter in which the exchange is completed, which we expect to be in the fourth quarter of our 2008 fiscal year.

13.
Legal Matters; Regulatory Approvals

        We are not aware of any license or regulatory permit material to our business that might be adversely affected by this Offer, or of any approval or other action by any governmental, administrative or regulatory authority or agency that is required for the acquisition or ownership of the eligible options or the payment of the Cash Payments for eligible options as described in this Offer. If any other approval or action should be required, we presently intend to seek the approval or endeavor to take the action. This could require us to delay the acceptance of, and payment for, eligible options returned to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under this Offer to accept tendered options and to pay the Cash Payment is subject to the conditions described in Section 9.

14.
Fees and Expenses

        We will not pay any fees or commissions to any broker, dealer or other person for asking eligible holders to tender eligible options under this Offer.

15.
Source and Amount of Consideration

        As of November 13, 2008, eligible options to purchase up to 3,956,061 shares of our common stock were outstanding and held by eligible holders. If all eligible options are tendered to the Company for purchase under this Offer, the aggregate Cash Payments will be approximately $791,213. We anticipate making payment to tendering eligible holders for the purchase of eligible options pursuant to this Offer and payment of related fees and expenses from available cash on hand.

16.
Information Concerning Pharmacopeia, Inc.

        Pharmacopeia, Inc. (NASDAQ: PCOP), is a clinical development stage biopharmaceutical company dedicated to discovering and developing novel small molecule therapeutics to address significant medical needs. Pharmacopeia's strategy has been to retain the rights to product candidates at least to clinical validation, and to continue development on its own to New Drug Application (NDA) filing and commercialization for selected indications. Pharmacopeia has a broad portfolio of clinical and preclinical candidates under development internally or by partners.

        Pharmacopeia is a Delaware corporation. Pharmacopeia was incorporated in February 2002 as a wholly-owned subsidiary of Accelrys, Inc. (Accelrys), formerly Pharmacopeia, Inc. On April 30, 2004, Accelrys completed the spin-off of Pharmacopeia into an independent, separately traded and publicly held company through the distribution to its stockholders of a dividend of one share of Pharmacopeia common stock for every two shares of Accelrys common stock held. The mailing address of Pharmacopeia's principal executive offices is 3000 Eastpark Boulevard, Cranbury, New Jersey 08512, and its telephone number is (609) 452-3600.

17.
Additional Information

        With respect to this Offer, we have filed a Tender Offer Statement on Schedule TO, referred to as the Statement, with the SEC on November 21, 2008, of which this document is a part. This document does not contain all of the information contained in the Statement and the exhibits to the Statement. You should review the Statement, including the exhibits, before making a decision on whether to participate in this Offer.

        We also recommend that, in addition to this document, you review the following materials, which we have filed with the SEC and are incorporating by reference into this document, before making a decision on whether to participate in this Offer:

  •
  our definitive proxy statement filed with the SEC on November 17, 2008 as part of Ligand's Registration Statement on Form S-4 ;

  •
  our annual report on Form 10-K for the fiscal year ended December 31, 2007 filed with the SEC on March 6, 2008;

  •
  our annual report on Form 10-K/A for the fiscal year ended December 31, 2007 filed with the SEC on March 14, 2008;

  •
  our definitive proxy statement on Schedule 14A filed with the SEC on March 24, 2008;

  •
  our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2008, June 30, 2008 and September 30, 2008;

  •
  our current reports on Form 8-K (in each case, other than information and exhibits "furnished" to and not "filed" with the SEC in accordance with SEC rules and regulations) filed with the SEC on February 11, 2008, February 28, 2008, March 25, 2008, April 10, 2008, May 6, 2008, May 13, 2008, May 16, 2008, May 30, 2008, August 5, 2008, September 23, 2008, September 25, 2008, September 26, 2008, October 3, 2008, October 14, 2008, October 28, 2008, November 3, 2008, November 4, 2008, November 6, 2008, November 7, 2008 and November 12, 2008;

  •
  our current report on Form 8-K/A filed with the SEC on September 25, 2008; and

  •
  the description of our common stock contained in the Form 10 Registration Statement filed with the SEC on April 9, 2004, and any amendment or report filed for the purpose of updating such description.

        We will file an amendment to the Statement to incorporate by reference into this Offer to Purchase all documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) under the Exchange Act after the date of this Offer to Purchase and prior to the expiration date of this Offer to the extent necessary to comply with applicable securities laws. Any statement contained in a document incorporated by reference in this Offer to Purchase shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained in this Offer to Purchase or in any subsequently filed document incorporated by reference in this Offer to Purchase modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

        The information contained in this Offer to Purchase should be read together with the information contained in the documents to which we have referred you in this Offer to Purchase.

        The filings listed above and our other reports, registration statements, proxy statements and other SEC filings can be inspected and copied at the reference facilities maintained by the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these documents from this office upon the payment of the fees prescribed by the SEC. You may obtain information on the operation of the public reference rooms by calling the SEC at 800-732-0330. These filings are also available to the public on the web site of the SEC at www.sec.gov and on our web site at www.pharmacopeia.com.

        We will also provide, without charge, to any eligible employee holding eligible options, upon the request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). You may make such a request by writing to us at Pharmacopeia, Inc., 3000 Eastpark Boulevard, Cranbury, New Jersey 08512, attention Corporate Secretary, or by telephoning us at (609) 452-3600.

        In connection with the proposed mergers, Ligand has filed with the SEC on November 17, 2008 a Registration Statement on Form S-4, which includes a definitive proxy statement of Pharmacopeia and other relevant materials in connection with the proposed mergers. INVESTORS AND STOCKHOLDERS OF PHARMACOPEIA ARE URGED TO READ THE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT PHARMACOPEIA, LIGAND AND THE PROPOSED MERGERS. The proxy statement and other relevant materials and any other documents filed by Ligand or Pharmacopeia with the SEC, may be obtained free of charge at the SEC's web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Ligand by going to Ligand's Investor Relations website at www.ligand.com. Investors and security holders may obtain free copies of the documents filed with the SEC by Pharmacopeia by going to Pharmacopeia's Investor Relations page on its corporate website at www.pharmacopeia.com.

        Pharmacopeia and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Pharmacopeia in favor of the proposed mergers. Information about our executive officers and directors and their ownership of Pharmacopeia common stock is set forth in the proxy statement for Pharmacopeia's 2008 annual meeting of stockholders, which was filed with the SEC on March 24, 2008. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Pharmacopeia and its respective executive officers and directors in the proposed mergers by reading the definitive proxy statement of Pharmacopeia filed with the SEC on November 17, 2008 as part of Ligand's Registration Statement on Form S-4.

18.
Miscellaneous; Forward-Looking Statements

        This Offer to Purchase contains, or incorporates by reference, forward-looking statements. Forward-looking statements do not relate strictly to historical or current facts and often include words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may." Such statements are based upon the current beliefs and expectations of our management, and current market conditions, which are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause such differences include market, credit, operational, regulatory, strategic, liquidity, capital and economic factors as discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and in other periodic reports filed by us with the SEC.

        We do not undertake, and specifically decline, any obligation to publicly update or revise any forward-looking statements, except as otherwise required by applicable law.

        Although our Board of Directors has approved this Offer, neither Pharmacopeia nor our Board of Directors makes any recommendation to you as to whether you should tender your options. You must make your own decision whether to accept this Offer to purchase your outstanding options for the Cash Payment being offered.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO TENDER OR REFRAIN FROM TENDERING YOUR OUTSTANDING OPTIONS FOR CANCELLATION IN EXCHANGE FOR THE CASH PAYMENT BEING OFFERED PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO PURCHASE OR IN THE ACCOMPANYING FORMS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

        This Offer has not been approved or disapproved by either the SEC or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of this Offer or upon the accuracy or adequacy of the information contained in this Offer document. Any representation to the contrary is a criminal offense.

        We are not aware of any jurisdiction in which the making of this Offer is not in compliance with the laws of such jurisdiction. If we become aware of any jurisdiction in which the making of this Offer is not in compliance with such laws, we will make a good faith effort to comply with any such laws. If, after such good faith effort, we cannot comply with any such applicable laws, this Offer will not be made to, nor will Letters of Transmittal be accepted from or on behalf of, the holders residing in any such jurisdiction.

PHARMACOPEIA, INC.
November 21, 2008

 SCHEDULE A

INFORMATION CONCERNING OUR DIRECTORS AND EXECUTIVE OFFICERS

Name	Positions and Offices Held	Number of Shares Underlying Eligible Options Subject to Offer	Percentage of Shares Underlying Eligible Options Subject to Offer	Potential Cash Payment if all Eligible Options Tendered
Joseph A. Mollica, Ph.D.	Chairman of the Board of Directors and Interim President and Chief Executive Officer	269,168	6.8%	$—	(1)
Brian M. Posner, CPA, MBA	Executive Vice President, Chief Financial Officer and Treasurer	282,488	7.1%	$56,498
Maria L. Webb, Ph.D.	Vice President, Preclinical Research, Biological and Pharmacological Sciences	209,096	5.3%	$41,819
Rene Belder, M.D.	Senior Vice President, Clinical and Regulatory Affairs	215,167	5.4%	$43,033
Stephen C. Costalas, J.D.	Executive Vice President, Corporate Development, General Counsel and Secretary	267,500	6.6%	$53,500
Carol A. Ammon	Director	40,572	1.0%	$—	(1)
Frank Baldino, Jr., Ph.D.	Director	61,971	1.6%	$—	(1)
Paul A. Bartlett, Ph.D.	Director	63,072	1.6%	$—	(1)
Steven J. Burakoff, M.D.	Director	40,572	1.0%	$—	(1)
Dennis H. Langer, M.D., J.D.	Director	30,144	0.8%	$—	(1)
Bruce A. Peacock	Director	46,572	1.2%	$—	(1)
Martin H. Soeters	Director	30,144	0.8%	$—	(1)

(1)
Each member of Pharmacopeia's current board of directors, including Dr. Joseph A. Mollica, has agreed to have all of his or her eligible options cancelled for no consideration.

        The address of each director and executive officer is c/o Pharmacopeia, Inc., P.O. Box 5350, Princeton, New Jersey 08543-5350. The information set forth in this table is as of November 13, 2008.

QuickLinks

  Exhibit 99.(a)(1)(A)
IMPORTANT
TABLE OF CONTENTS
I. SUMMARY OF TERMS
Questions and Answers about this Offer
II. RISKS OF PARTICIPATING (OR NOT PARTICIPATING) IN THIS OFFER
III. THE OFFER
SCHEDULE A
INFORMATION CONCERNING OUR DIRECTORS AND EXECUTIVE OFFICERS